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                              February 1, 1996                    EXHIBIT 10.24


Steck-Vaughn Publishing Corporation
8701 North MoPac Expressway, Suite 200
Austin, Texas 78759
Attention:  Mr. Floyd Rogers

        Re: Revolving Line of Credit Note and Stock Option Agreement between Steck-Vaughn Publishing Corporation and National Education Corporation

Dear Floyd:

         This letter is to confirm that, effective February 1, 1996, the maximum principal sum available under that certain Revolving Line of Credit Note dated February 28, 1995, made by National Education Corporation ("NEC") in favor of Steck-Vaughn Publishing Corporation ("SVPC"), as renewed and extended by that certain Renewal and Extension Agreement effective December 31, 1995, between NEC and SVPC, is hereby reduced to Five Million Dollars ($5,000,000). In consideration of the foregoing reduction, NEC and SVPC also confirm and agree that, from and after February 1, 1996, the "per day" amount set forth in
Section 8 of that certain Stock Option Agreement dated February 28, 1995, between NEC and SVPC, as amended by that certain First Amendment to Stock Option Agreement dated December 31, 1995, between NEC and SVPC, shall be reduced to One Thousand Two Hundred Fifty Dollars ($1,250) per day (from the amount of $2,500 per day, which amount shall remain applicable for each day in the one month period from and including January 1, 1996 through January 31,
1996).

         Please confirm SVPC's agreement to the foregoing by countersigning the enclosed copy of this letter, and returning such countersigned copy to my attention.

                                         Very truly yours,


                                         Keith K. Ogata
                                         Vice President, Chief Financial Officer
                                         and Treasurer

AGREED EFFECTIVE FEBRUARY 1, 1996

STECK-VAUGHN PUBLISHING CORPORATION

By:
     ------------------------------
     Floyd Rogers
     Vice President and Chief Financial Officer